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                                                                    Exhibit 21.1

                          SUBSIDIARIES OF THE COMPANY

All of the following are Nevada corporations:

Cumulus Broadcasting, Inc.
Cumulus Licensing Corp.
Cumulus Wireless Services Inc.
Cumulus Internet Services Inc.
Cumulus Telecommunications Inc.